Exhibit 99.1

urban-gro, Inc. Appoints Sonia Lo to Board of Directors

Former Crop One and Sensei Ag CEO Brings Significant Food-Focused Global CEA Sector Expertise and AgTech Executive Leadership Experience to urban-gro, Inc.

LAFAYETTE, Colo., October 21, 2021 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), a fully integrated architectural, engineering and cultivation systems integration company focused on the indoor Controlled Environment Agriculture (“CEA”) market, today announced the appointment of Sonia Lo to the Company’s Board of Directors.

Bradley Nattrass, Chairman and Chief Executive Officer of urban-gro, commented, “We are thrilled to announce the appointment of Sonia to our Board of Directors. She brings extensive experience as a leader in the CEA industry, which will be invaluable as we continue to expand our presence globally to new markets and crop types. We are looking forward to her contributions as we continue to build our presence in this exciting industry.”

Ms. Lo brings over two decades of combined agriculture, technology, and business experience to urban-gro. Most recently, Ms. Lo was CEO of Sensei Ag – Larry Ellison and Dr. David Agus’ AgTech venture in indoor farming. During her tenure she led the acquisition of several farms across North America of varying technology types. Prior to that, Ms. Lo was CEO of Crop One Holdings, Inc., a vertical farming company that owns FreshBoxFarms in Millis, MA and a joint venture with Emirates Flight Catering in Dubai. She is the only woman to serve as CEO of a major vertical farming company. Ms. Lo has a Bachelor’s degree in Political Science from Stanford University and an MBA from Harvard Business School.

Ms. Lo stated, “I am excited to join the urban-gro board and bring my experience in growing food with CEA technologies to bear on their growth and strategy. Achieving optimal unit-level economics is critical in the CEA space, particularly in food, given the capital requirements. urban-gro has the unique combination of services to assist the industry in not just delivering the highest quality products possible, but doing so in a fashion that improves unit economics as well.”

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is a fully integrated architectural, engineering and cultivation systems integration for commercial cannabis and food-focused Controlled Environment Agriculture (“CEA”) facilities. With experience in hundreds of CEA facilities spanning millions of square feet across the globe, we design, engineer and integrate complex environmental equipment systems into high-performance facilities. urban-gro’s gro-care® Managed Services Platform leverages the company’s expertise to reduce downtime, provide continuity, and drive facility optimization. Operating as a crop-agnostic solutions provider in both food and cannabis CEA sectors, our crop-focused end-to-end approach provides a single point of accountability across all aspects of growing operations. Visit urban-gro.com to discover how we help cultivators gro plants and gro profits.

Investor Contacts:

Dan Droller - urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

investors@urban-gro.com

Media Contact:

Stan Wagner

Managing Director

Maverick Public Relations

303.618.5080

stan@themaverickpr.com